Exhibit 4.10

THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: __________, 2022

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

NANO MAGIC HOLDINGS INC.

This certifies that ____________ (the “Holder”), for value received, is entitled to purchase, at the Stock Purchase Price (as defined below), from Nano Magic Holdings Inc., a Delaware corporation (the “Company”), up to ______ fully paid and nonassessable shares (the “Warrant Shares”) of Common Stock, $0.0001 par value per share (the “Common Stock”) (subject to adjustment under Section 4).

This Warrant will be exercisable from time to time, in whole or in part, from and after the date hereof (the “Initial Exercise Date”) up to and including 5:00 p.m. (Eastern Time) until the fourth anniversary of the Initial Exercise Date (the “Expiration Time”), upon delivery to the Company of (i) the Form of Exercise Notice attached as Appendix A duly completed and executed, (ii) payment of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised. The “Stock Purchase Price” equals $1.75 per share of the Warrant Shares (subject to adjustment under Section 4).

1. Exercise; Delivery; Acknowledgement.

(a) Exercise. This Warrant is exercisable at the option of the Holder, at any time or from time to time from or after the Initial Exercise Date up to the Expiration Time for all or any part of the Warrant Shares. The Holder will be treated as the record owner of Warrant Shares as of the close of business on the date on which (i) the completed, executed form of Exercise Notice is delivered, and (ii) payment is made for the shares.

(b) Delivery. Upon exercise of this Warrant, the Company will, (x) within three Business Days after exercise, issue and deliver a statement for the Warrant Shares that were purchased, at the Company’s expense, to the Holder or, (y) if available, and upon request and at the expense of the Holder, within three Business Days after the rights represented by this Warrant have been so exercised, deliver the Warrant Shares by book entry, confirmed by the Company’s transfer agent.

“Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the Laws of the State of Ohio or Michigan, or is a day on which banking institutions located in the State of Ohio or Michigan are authorized or required by law or other governmental action to close.

(c) Acknowledgement. In the case of a purchase of less than all the Warrant Shares, the Company will execute and deliver to the Holder, within ten days after the rights represented by this Warrant have been exercised, an Acknowledgement in the form of Appendix B indicating the number of Warrant Shares which remain subject to this Warrant, if any.

2. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid by (i) cash or wire transfer of immediately available funds to a bank account specified by the Company, or (ii) certified or bank cashier’s check.

3. Shares to be Fully Paid. All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. The Company will take all action as may be reasonably necessary to assure that the shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system, if applicable, upon which the Common Stock may be listed.

4. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment as described in this Section 4. Upon each adjustment of the Stock Purchase Price, the Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from the adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to the adjustment by the number of shares purchasable pursuant hereto immediately prior to the adjustment, and dividing the product by the Stock Purchase Price resulting from the adjustment.

(a) Subdivisions, Combinations and Dividends. If the Company (x) pays a dividend or makes a distribution, in shares of Common Stock, on any all or substantially all shares of Common Stock, (y) splits or subdivides its outstanding Common Stock into a greater number of shares, or (z) combines its outstanding Common Stock into a smaller number of shares, then in each case the Stock Purchase Price in effect immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock that the Holder would have owned or would have been entitled to receive after the occurrence of any of the events described above had this Warrant been exercised immediately prior to the event. An adjustment made under this Section 4(a) shall become effective immediately after the close of business on the dividend or distribution date in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split or combination, as the case may be. If as a result of an adjustment under this Section 4(a), the Holder is entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of other shares receivable upon exercise of this Warrant shall be subject to adjustment on terms as nearly equivalent as practicable to the provisions of this Section 4 with respect to the Common Stock.

(b) Reclassification. If any reclassification of the capital stock of the Company, by merger, consolidation, reorganization or otherwise, is effected so that holders of Common Stock are entitled to receive stock, securities, or other assets or property, then, as a condition of the reclassification, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive (in lieu of the shares of Common Stock purchasable and receivable upon the exercise of this Warrant immediately prior to the reclassification) the shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock purchasable and receivable upon the exercise of this Warrant immediately prior to the reclassification. If the Company is acquired in an all cash transaction, the Holder shall have the right to receive cash equal to the value of the Warrant Shares issuable upon exercise of this Warrant immediately prior to the closing of the transaction reduced by the aggregate Stock Purchase Price. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder so that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall continue to apply in relation to any shares of stock, or other securities or assets thereafter deliverable upon the exercise hereof.

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(c) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (w) evidences of its indebtedness, (x) any security (other than a distribution of Common Stock covered by the preceding paragraphs), (y) rights or warrants to subscribe for or purchase any security, or (z) any other asset, including cash (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date for determination of stockholders entitled to receive the distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares, the Distributed Property that the Holder would have been entitled to receive if the Holder been the record holder of the Warrant Shares immediately prior to the record date.

(d) Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give notice to the Holder. The notice shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

(e) Other Notices. If at any time: (1) the Company declares any cash dividend upon its shares of Common stock; (2) there is any capital reorganization or reclassification of the capital stock of the Company; (3) the Company is acquired in an all cash transaction; or (4) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company, then the Company notice to the Holder (a) at least ten days prior to the date on which the books of the Company will close, or the record date for the dividend, cash payment or for determining rights to vote in respect of any the reorganization or reclassification, and (b) if a reorganization or reclassification, at least ten days prior to the date when the same shall take place.

5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company prior to the exercise of this Warrant. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant is exercised.

6. Transfer. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder may only be transferred with the consent of the Company.

7. Transfer Taxes. The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing the shares or other securities, shall be made without charge to the Holder for any transfer taxes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of the tax or shall have established to the satisfaction of the Company that the tax has been paid.

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8. Lost or Mutilated Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any mutilation upon surrender and cancellation of the Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

9. Modification and Waiver. Any term of this Warrant may be amended by a writing signed by the Company and the Holder. The observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party against whom the waiver is to be enforced.

10. Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

12. Severability. Wherever possible, each provision of this Warrant shall be interpreted to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, the provision shall be ineffective to the extent of the prohibition or invalidity, without invalidating the remainder of the provisions or the remaining provisions of this Warrant.

13. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given and shall be delivered personally or via a messenger service (notice given upon receipt), or mailed with confirming e-mail (notice deemed given upon earlier of e-mail receipt or receipt of hard copy) to the party’s corporate address or other address on record with the other parties.

14. Governing Law. This Warrant is to be construed in accordance with and governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first above written.

Nano Magic Holdings Inc.

By:
Tom J. Berman, President & CEO

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APPENDIX A

NOTICE OF WARRANT EXERCISE

TO:	Nano Magic Holdings Inc.
31601 Research Park Drive
Madison Heights, MI 48071
Attn: Secretary

Via e-mail: leo@nanomagic.com

The undersigned hereby irrevocably elects to purchase shares of common stock of Nano Magic Holdings Inc under the terms of that Warrant originally issued to ______________ on __________ (the “Warrant”) and tenders payment under the Warrant as follows:

Number of shares being purchased: ___________

Payment of $____________

Capitalized terms not defined in this notice have the meanings set forth in the Warrant. This notice is being sent by facsimile to the number and officer identified above and by e-mail to the address noted above.

If this notice represents the full exercise of the outstanding balance of the Warrant, either the Holder has previously surrendered the Warrant to the Company or will surrender the Warrant to the Company within ten trading days after delivery of the shares.

The address of the Holder to be shown on the records of the Company is:

_______________________________________________________

The Tax ID number of the Holder is: _______________________

E-mail address for notices: _____________________________

Date of notice _________________________

Name of Holder: ____________________________

By: ___________________________

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APPENDIX B

ACKNOWLEGEMENT

Of Remaining Warrant Shares

TO: [Holder]

Under the terms of that Warrant originally issued to _______ on __________ (the “Warrant”) the Company hereby confirms that the remaining Warrant Shares following the Notice of Warrant Exercise dated _______________ are:

Nano Magic Holdings Inc.

By:

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